Exhibit 8

The following list shows all of the subsidiaries of Enodis plc, as at December 11, 2003, except for inactive subsidiaries, those used only as vehicles to hold subsidiaries and those which, in the aggregate, are not significant.

Significant Subsidiaries	Country of Incorporation	Percentage Held
Food equipment
Castel MAC S.p.A.	Italy	100%
Cleveland Range, LLC	USA	100%
Cleveland Range, Ltd.	Canada	100%
Convotherm Elektrogeräte GmbH	Germany	91%
Convotherm Limited	England	91%
Convotherm Singapore Pte Ltd.	Singapore	91%
Enodis Corporation	USA	100%
Enodis Deutschland GmbH	Germany	100%
Enodis France SA	France	100%
Enodis Group Limited	England	100%
Enodis Holdings Limited	England	100%
Enodis Iberia SA	Spain	100%
Enodis UK Limited	England	100%
Frimont S.p.A	Italy	100%
Frymaster L.L.C.	USA	100%
Garland Commercial Industries, Inc.	USA	100%
Garland Commercial Ranges, Limited	Canada	100%
Guyon Productions SA	France	100%
Hartek Beverage Handling GmbH	Germany	100%
Jackson MSC Inc.	USA	100%
Kysor Industrial Corporation	USA	100%
Lincoln Foodservice Products, Inc.	USA	100%
Linea.net, Milano SrL	Italy	95%
Merco/Savory, Inc.	USA	100%
Merrychef Limited	England	100%
Mile High Equipment Company	USA	100%
New Ton Food Equipment Co. Ltd	Thailand	99.9%
Scotsman Group Inc.	USA	100%
Scotsman Ice Systems SA (PTY) Ltd	South Africa	51%
Scotsman Ice Systems (Shanghai) Company Ltd	China	100%
Technyform Productions SA	France	100%
The Delfield Company	USA	100%
Vent Master (Europe) Limited	England	100%
Viscount Catering Limited	England	100%
Welbilt Manufacturing (Thailand) Limited (Joint Venture)	Thailand	50%
Welbilt Walk-Ins, L.P.	USA	100%
Whitlenge Drink Equipment Limited	England	100%

Property
Enodis Investments Limited	England	100%
Enodis Property Developments Limited	England	100%